UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2011

Parametric Sound Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ramrod Avenue, Suite #100
Henderson, Nevada 89014
(Address of Principal Executive Offices)
____________________

888-477-2150
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On May 7, 2011 the Board of Directors of Parametric Sound Corporation (the “Company”) increased the number of members from two to four and unanimously appointed Professor Seth Putterman and Dr. Robert M. Kaplan to fill the newly created vacancies and serve as independent board members until their successors are appointed or their earlier resignation or removal. A copy of the press release announcing the appointments to the Company’s Board of Directors is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item.

The following is biographical information on each of the new directors:

Seth Putterman, Ph.D., 65, has been a full faculty member at UCLA since 1970 where he is a Professor of Physics. His research areas include nonlinear fluid mechanics and acoustics, sonoluminescence, friction, x-ray emission and crystal generated nuclear fusion. He has served as a consultant to government and industry including the Jet Propulsion Laboratory, TRW and the Aesthetic Surgery Education and Research Foundation.

Professor Putterman is a Fellow of the Acoustical Society of America and the American Physical Society and a past recipient of an Alfred P. Sloan Fellowship. He was honored as the UCLA 2010-2011 Faculty Research Lecturer and frequently provides plenary presentations at leading universities.

He has also served as a Director of the Julian Schwinger Foundation for Physics Research since 2002 and as a Panel Member for the Department of Defense’s Defense Sciences Research Council since 2007. He earned a B.S. from the California Institute of Technology in 1966 and his Ph.D. from Rockefeller University in 1970.

Robert M. Kaplan, MBA, Ph.D., 74, is a retired business executive with extensive experience in the financial and retail sectors. Dr. Kaplan remains active as a director of a family-owned Canadian-based mortgage lending firm and as Managing Director of Beacon Consulting Group, a private firm specializing in assisting and investing in early stage entrepreneurial entities, that he founded in 1997. Prior business activities include 12 years as a senior financial executive in the investment brokerage industry. He was a founding partner of McCan Franchises Ltd., the original Canadian franchisee of McDonalds Corp. From 2003 to 2009 he was a director of Jet Gold Corp., a public Canadian resource exploration company.

Most recently in 2010, Dr. Kaplan was a Visiting Professor of Business at The University of Warsaw where he assisted in establishing a program in Entrepreneurship. Other prior visiting professorships include the European School of Economics in Italy and The University of Canterbury, N.Z. In 2010 he was recognized with a European Union Distinguished Scholar Award.

Dr. Kaplan earned an MBA from Harvard University in 1961 and a Ph.D. in Business Economics from Michigan State University in 1967.

The Company’s Board of Directors has previously set the cash director fees for non-employee/non-executive officer directors at $3,000 per fiscal quarter plus reasonable out of pocket expenses with such fee inclusive of any committee roles or meetings until and unless otherwise so designated by the Board. Professor Putterman and Dr. Kaplan will accordingly each be paid $3,000 per fiscal quarter commencing in the current fiscal quarter ending June 30, 2011. Each Professor Putterman and Dr. Kaplan were granted options, pursuant to the 2010 Stock Option Plan (the “Plan”), to purchase 25,000 shares of the Company’s common stock with an exercise price of $0.66 per share equal to the fair value of the Company's common stock on the date of grant in accordance with the Plan. The options have a five-year term and vest and become exercisable quarterly over two years subject to the terms of the 2010 Stock Option Plan.

There is no arrangement or understanding between the Company and either Professor Putterman or Dr. Kaplan and/or any other persons or entities pursuant to which either was appointed as a director.

Since the beginning of the Company’s current 2011 fiscal year, neither Professor Putterman or Dr. Kaplan nor any immediate family member of either has been a party to any transaction or currently proposed transaction that is reportable under Item 404(a) of Regulation S-K.

See Item 8.01 for committee information incorporated herein by reference.

Item 8.01.     Other Events.

On May 7, 2011 the Board of Directors established an Audit Committee of independent directors and also adopted a charter for the Audit Committee. The Audit Committee consists of two members and the Board of Directors appointed new board member, Dr. Kaplan, and existing Board member Dan Hunter to serve as the independent audit committee. Each of Dr. Kaplan and Mr. Hunter qualify as an Audit Committee Financial Expert as defined by the SEC.

Item 9.01.     Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit Number	Description

10.1	Audit Committee Charter

99.1	Press Release dated May 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Parametric Sound Corporation

Date: May 9, 2011	By:	/s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary